Exhibit 99.1

Contact:

Rush Enterprises, Inc., San Antonio

Steven L. Keller, 830-302-5226

RUSH ENTERPRISES, INC. REPORTS FOURTH QUARTER AND YEAR-END 2020 RESULTS,

ANNOUNCES $0.18 PER SHARE DIVIDEND

●	Annual revenues of $4.7 billion; net income of $114.9 million
●	Annual earnings per diluted share of $2.04
●	Achieved strong financial results despite the COVID-19 pandemic’s negative impact on the industry
●	4th quarter revenues of $1.3 billion; net income of $41.0 million
●	Board declares cash dividend of $0.18 per share of Class A and Class B common stock, a 29% increase over the prior quarterly dividend

SAN ANTONIO, Texas, February 10, 2021 — Rush Enterprises, Inc. (NASDAQ: RUSHA & RUSHB), which operates the largest network of commercial vehicle dealerships in North America, today announced that for the year ended December 31, 2020, the Company achieved revenues of $4.7 billion and net income of $114.9 million, or $2.04 per diluted share, compared with revenues of $5.8 billion and net income of $141.6 million, or $2.51 per diluted share, for the year ended December 31, 2019. Additionally, the Company’s Board of Directors declared a cash dividend of $0.18 per share of Class A and Class B Common Stock, to be paid on March 16, 2021, to all shareholders of record as of February 25, 2021.

“Given the uphill battles we faced in 2020, including the COVID-19 pandemic as well as the expected industry downturn resulting from record sales of new commercial vehicles in 2019, we are very proud of our strong financial results last year,” said W.M. “Rusty” Rush, Chairman, Chief Executive Officer and President of Rush Enterprises, Inc. “Due to state and local shutdowns beginning last March, the national economy slowed tremendously for several months, directly impacting truck and aftermarket sales. In the second half of 2020, consumer spending picked up, and we experienced increased activity throughout the markets we support, resulting in improved truck sales and aftermarket revenues, which continued to gradually improve from the second quarter lows. We diligently managed expenses and remained flexible to support the needs of the market,” he added.

“Despite industry-wide declines in new Class 8 trucks sales of 30.5%, new Class 4-7 trucks sales of 13.1% and an unexpected decline in demand for aftermarket parts & services, our net income decreased by only 18.9% compared to 2019. These financial results demonstrate that the strategic initiatives we identified and invested in over the last several years have improved our quality of earnings and further insulated our Company from the historical swings associated with the truck cycle,” Rush said.

“Moreover, we believe that the success of our strategic initiatives is a major reason for our strong balance sheet and we are happy to announce that, in recognition of our strong cash position, our Board of Directors has declared a quarterly cash dividend of $0.18 per share, a 29% increase over the prior quarterly dividend. In addition, our Board of Directors also approved a $100 million share repurchase authorization in the fourth quarter. These actions further illustrate our commitment to our capital allocation strategy, which includes returning value to shareholders while continuing to invest in strategic initiatives that will help grow our business and make us more profitable,” Rush added.

“While there are uncertainties ahead, general economic and industry conditions have improved since the second quarter of 2020 and we believe that our financial performance in 2021 will improve significantly compared to 2020. We will continue to carefully monitor the pandemic and its impact on the economy and our industry, including supply chain issues that may affect truck and parts availability later in the year. Further, we remain focused on profitability and are continuing to implement our strategic initiatives while strictly managing our expenses as the market improves,” Rush said.

“It is important that I express my gratitude to our employees, who were faced with challenges unlike any other last year. I am always inspired by their hard work, but I was especially impressed by what they accomplished in 2020. They showed great resilience in the face of adversity while never losing focus on the health and safety of our customers, communities and each other,” Rush said.

Our Response to the COVID-19 Pandemic and Its Impact on Our Business and Outlook

“In the fourth quarter of 2020, as the number of COVID-19 cases increased throughout the country, we experienced our highest levels of pandemic-related employee absenteeism which directly impacted our ability to serve customers. Despite the rising number of COVID-19 cases, overall consumer spending remained strong, creating solid freight demand, and we were pleased that our fourth quarter revenues increased 7.6% compared to the third quarter. While many uncertainties remain regarding the pandemic, we are optimistic that our industry will build momentum as the COVID-19 vaccine is distributed throughout the country and state and local economies accelerate their recovery,” said Rush.

“Despite our optimism, we are maintaining the disciplined approach to expense management and are maintaining many of the widespread cost reduction measures that we implemented in the first half of 2020. While quarterly expense results may vary based on the pace of the recovery and seasonal timing of certain expenses, make no mistake, we are committed to disciplined expense management,” Rush explained.

During the fourth quarter, we reinstated all employee salaries that were previously reduced as an expense reduction measure, except for my own, and we also awarded all employees a $500 one-time bonus paid in recognition of their hard work in a challenging year,” he added. “Our employees are doing a remarkable job serving our customers while managing costs. We are confident in our abilities to grow our business, even with the challenges that may lie ahead,” Rush said.

Operations

Aftermarket Products and Services

Aftermarket products and services accounted for approximately 66.7% of the Company’s total gross profits in 2020, with parts, service and collision center revenues reaching $1.6 billion, down 9.2% compared to 2019. The Company achieved an annual absorption ratio of 118.7% in 2020, compared to 120.2% in 2019.

“Our parts and services revenues were down 9.2% in 2020 compared to 2019. This decline was largely attributable to weak demand from the energy sector and the COVID-19 pandemic, which caused demand issues, production shutdowns, supply chain issues and reductions in staffing, both for our company and our customers,” said Rush. “However, with the strategic investments and the RushCare offerings we put in place prior to 2020, such as Parts Connect for online parts ordering, Service Connect for our 24/7 communications with customers and our call centers for service and parts support nationwide, we were able to quickly pivot to safely serve our customers’ needs,” he added.

“In the fourth quarter, parts and service revenues were essentially flat compared to the third quarter. However, we are pleased with our performance, considering there are fewer working days in the fourth quarter and we were further impacted by employee absenteeism caused by COVID-19. Our fourth quarter revenues were positively impacted by healthy demand caused by the strong freight market, and the addition of service technicians throughout our network,” said Rush.

“Looking ahead, we believe the country’s economic recovery will contribute to healthy, widespread demand from most of the customer segments we support, particularly over-the-road, construction, refuse, municipalities, and leasing and rental businesses. We expect gradual growth in parts and service revenues throughout 2021, and we believe our aftermarket revenues in 2021 will approach the levels we achieved in 2019,” he said.

Commercial Vehicle Sales

New U.S. Class 8 retail truck sales totaled 195,687 units in 2020, down 30.5% over 2019, according to ACT Research. The Company sold 10,670 new Class 8 trucks in 2020, a decrease of 28.8% compared to 2019, and accounted for 5.5% of the new U.S. Class 8 truck market. ACT Research forecasts U.S. retail sales of new Class 8 trucks to total 243,000 units in 2021, a 24.2% increase compared to 2020.

“Our Class 8 new truck sales results were consistent with the industry in 2020, down approximately 28.8% compared to 2019. As we entered the fourth quarter, solid consumer spending and strong freight rates led to increased demand for new trucks, especially from over-the-road customers. Additionally, there were fewer new trucks available during the third quarter due to production shutdowns earlier in the year, which further bolstered demand for new Class 8 trucks in the fourth quarter. As a result, our fourth quarter sales increased 22% over the third quarter, significantly outpacing the industry. Looking to 2021, truck manufacturers are increasing capacity, but component manufacturers’ supply chain issues may limit the industry’s ability to meet demand throughout the year. With housing, automotive and consumer spending expected to remain strong, we believe that our Class 8 new truck sales will generally align with the industry in 2021,” Rush said.

The Company sold 11,311 new Class 4-7 medium-duty commercial vehicles in 2020, a decrease of 21.8% compared to 2019, accounting for 4.9% of the total U.S. market. New U.S. Class 4-7 medium-duty commercial vehicle sales were 232,042 units in 2020, down 13.1% over 2019. ACT Research forecasts U.S. retail sales for new Class 4-7 commercial vehicles to be approximately 249,500 units in 2021, a 7.5% increase compared to 2020.

“We experienced a larger than expected decline in Class 4-7 new commercial vehicle sales throughout 2020, primarily as a result of the effect that the COVID-19 pandemic had on demand from lease and rental equipment customers, and our commercial food service customers,” said Rush. “Production shutdowns from some of the manufacturers we represent led to supply constraints, which further negatively impacted our results. In the fourth quarter, our Class 4-7 new commercial vehicle sales were down compared to the fourth quarter of 2019, due in large part to the timing of fleet deliveries. In 2021, while we expect the industry will face challenges related to manufacturers’ production lead times, our nationwide inventory of work-ready trucks is unparalleled and will help us support a wide variety of customers. We believe our Class 4-7 new commercial vehicle sales will be in line with the industry and experience healthy growth in 2021,” said Rush.

The Company sold 7,400 used vehicles in 2020, a 4.4% decrease compared to 2019. “Used trucks were in high demand in the second half of 2020 due to limited production of new trucks, which helped strengthen used truck values. We estimate that used truck values have increased approximately 15% from their low point in the second quarter of 2020, which led to strong used truck margins in the fourth quarter. We expect used truck values and demand to remain strong during 2021,” Rush said.

Network Expansion

In 2020, the Company expanded its nationwide parts and service capabilities with the addition of Rush Truck Center – Miami, Rush Truck Center – Dallas South and Rush Truck Center – Arlington, which also includes Rush Bus Center and Rush Truck Leasing operations. “We remain committed to strengthening our nationwide network in strategic areas, which enables us to better support our customers no matter when or where they need us,” said Rush.

Financial Highlights

For the year ended December 31, 2020, the Company’s revenues totaled $4.7 billion, compared to revenues of $5.8 billion in 2019. The Company reported net income for 2020 of $114.9 million, or $2.04 per diluted share, compared with net income of $141.6 million, or $2.51 per diluted share in 2019.

Aftermarket products and services revenues were $1.6 billion in the year ended 2020, compared to $1.8 billion in the year ended 2019. The Company sold 30,513 new and used commercial vehicles in 2020, a 22.6% decrease compared to 39,416 new and used commercial vehicles in 2019. The Company delivered 10,670 new heavy-duty trucks, 11,311 new medium-duty commercial vehicles, 1,132 new light-duty commercial vehicles and 7,400 used commercial vehicles during 2020, compared to 14,986 new heavy-duty trucks, 14,470 new medium-duty commercial vehicles, 2,219 new light-duty commercial vehicles and 7,741 used commercial vehicles during 2019.

In the fourth quarter of 2020, the Company’s revenues totaled $1.3 billion, compared to revenues of $1.3 billion reported for the fourth quarter of 2019. Net income for the quarter ended December 31, 2020 was $41.0 million, or $0.72 per diluted share, compared to $23.8 million, or $0.42 per diluted share, in the quarter ended December 31, 2019.

Aftermarket products and services revenues were $394.7 million in the fourth quarter of 2020, compared to $421.2 million in the fourth quarter of 2019. The Company’s absorption ratio was 132.9% in the fourth quarter of 2020, compared to 116.6% in the fourth quarter of 2019. The Company delivered 3,142 new heavy-duty trucks, 2,773 new medium-duty commercial vehicles, 328 new light-duty commercial vehicles and 2,019 used commercial vehicles during the fourth quarter of 2020, compared to 2,991 new heavy-duty trucks, 3,424 new medium-duty commercial vehicles, 436 new light-duty commercial vehicles and 1,932 used commercial vehicles during the fourth quarter of 2019.

Rush Truck Leasing now operates 45 PacLease and Idealease franchises in markets across the country with more than 8,500 trucks in its lease and rental fleet and more than 1,000 trucks under contract maintenance agreements. Lease and rental revenue declined 5.2% compared to the fourth quarter of 2019, however, due to efficient management of the fleet, our gross profit increased 3.5% over the same time period.

During 2020, the Company repurchased $24.8 million of its common stock. During the fourth quarter of 2020, the Company repurchased $2.2 million of its common stock and adopted a stock repurchase plan that allows us to repurchase $100 million of stock through December 31, 2021. As of December 31, 2020, there is $98.2 million remaining to spend under the plan. Further, during the fourth quarter of 2020, we paid a cash dividend of $7.8 million, for a total of $22.5 million paid to shareholders during 2020, which is 22% more than we paid to shareholders in 2019. “Our cash dividends and stock repurchase plan reflect our commitment to our capital allocation strategy and enhancing shareholder value. We also continued to invest in our long-term initiatives and ended the year with a record high $312.0 million in cash and cash equivalents,” said Rush.

On September 15, 2020, the Board of Directors of the Company declared a 3-for-2 stock split of the Company’s Class A common stock and Class B common stock, to be effected in the form of a stock dividend.  On October 12, 2020, the Company distributed one additional share of stock for every two shares of Class A common stock, par value $0.01 per share, and Class B common stock, par value $0.01 per share, held by shareholders of record as of September 28, 2020.  All share and per share data in this earnings release have been adjusted and restated to reflect the stock split as if it occurred on the first day of the earliest period presented.

“Throughout 2020, by taking advantage of every possible sales opportunity and having a disciplined approach to expense management, we were able to remain nimble and profitable in a difficult environment. Our balance sheet and cash position strengthened in a tough economic environment and we are proud that we continue to return value to shareholders with our dividend and share repurchase programs. While we will remain focused on closely managing expenses, employee benefits and payroll taxes will negatively impact expenses in the first quarter of 2021 compared to the fourth quarter of 2020, as they do every year,” said Rush.

Conference Call Information

Rush Enterprises will host its quarterly conference call to discuss earnings for the fourth quarter and year-end on Thursday, February 11, 2021, at 10 a.m. Eastern/9 a.m. Central. The call can be heard live by dialing 877-638-4557 (US) or 914-495-8522 (International), conference ID 8038726 or via the Internet at http://investor.rushenterprises.com/events.cfm.

For those who cannot listen to the live broadcast, the webcast will be available on our website at the above link until April 15, 2021. Listen to the audio replay until February 18, 2021, by dialing 855-859-2056 (US) or 404-537-3406 (International) and entering the conference ID 8038726.

About Rush Enterprises, Inc.

Rush Enterprises, Inc. is the premier solutions provider to the commercial vehicle industry. The Company owns and operates Rush Truck Centers, the largest network of commercial vehicle dealerships in North America, with more than 100 dealership locations in 22 states. These vehicle centers, strategically located in high traffic areas on or near major highways throughout the United States, represent truck and bus manufacturers, including Peterbilt, International, Hino, Isuzu, Ford, FUSO, IC Bus and Blue Bird. They offer an integrated approach to meeting customer needs — from sales of new and used vehicles to aftermarket parts, service and collision center operations plus financing, insurance, leasing and rental. Rush Enterprises' operations also provide vehicle upfitting, CNG fuel systems and vehicle telematics products. Additional information about Rush Enterprises’ products and services is available at www.rushenterprises.com. Follow our news on Twitter at @rushtruckcenter and on Facebook at facebook.com/rushtruckcenters.

Certain statements contained in this release, including those concerning current and projected market conditions, sales forecasts, market share forecasts, demand for the Company’s services, the effects the COVID-19 pandemic may have on our business and financial results, including future issuances of cash dividends and future repurchases of the Company’s common stock, are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Such forward-looking statements only speak as of the date of this release and the Company assumes no obligation to update the information included in this release. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, competitive factors, general U.S. economic conditions, economic conditions in the new and used commercial vehicle markets, customer relations, relationships with vendors, the interest rate environment, governmental regulation and supervision, product introductions and acceptance, changes in industry practices, the duration and severity of the COVID-19 pandemic and governmental mandates in connection therewith, one-time events and other factors described herein and in filings made by the Company with the Securities and Exchange Commission, including in our annual report on Form 10-K for the fiscal year ended December 31, 2019 and our quarterly report on Form 10-Q for the quarter ended March 31, 2020. In addition, the declaration and payment of cash dividends and authorization of future share repurchase programs remains at the sole discretion of the Company’s Board of Directors and the issuance of future dividends and authorization of future share repurchase programs will depend upon the Company’s financial results, cash requirements, future prospects, applicable law and other factors that may be deemed relevant by the Company’s Board of Directors. Although we believe that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect our actual business and financial results and could cause actual results to differ materially from those in the forward-looking statements. All future written and oral forward-looking statements by us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. Except for our ongoing obligations to disclose material information as required by the federal securities laws, we do not have any obligations or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events.

-Tables and Additional Information to Follow-

RUSH ENTERPRISES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Shares and Per Share Amounts)

	December 31,	December 31,
	2020	2019
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$312,048	$181,620
Accounts receivable, net of allowance	172,481	183,704
Inventories, net	858,291	1,326,080
Prepaid expenses and other	14,906	20,728
Assets held for sale	–	419
Total current assets	1,357,726	1,712,551
Property and equipment, net	1,203,719	1,279,931
Operating lease right-of-use assets, net	60,577	57,197
Goodwill, net	292,142	292,142
Other assets, net	71,229	65,508
Total assets	$2,985,393	$3,407,329

Liabilities and shareholders’ equity
Current liabilities:
Floor plan notes payable	$511,786	$996,336
Current maturities of long-term debt	141,672	189,265
Current maturities of finance lease obligations	26,373	22,892
Current maturities of operating lease obligations	10,196	10,114
Trade accounts payable	110,728	133,697
Customer deposits	74,209	42,695
Accrued expenses	151,830	112,390
Total current liabilities	1,026,794	1,507,389
Long-term debt, net of current maturities	387,982	438,413
Finance lease obligations, net of current maturities	90,740	69,478
Operating lease obligations, net of current maturities	51,155	47,555
Other long-term liabilities	34,246	20,704
Deferred income taxes, net	126,439	164,297
Shareholders’ equity:
Preferred stock, par value $.01 per share; 1,000,000 shares authorized; 0 shares outstanding in 2020 and 2019	–	–
Common stock, par value $.01 per share; 60,000,000 Class A shares and 20,000,000 Class B shares authorized; 42,503,925 Class A shares and 12,470,308 Class B shares outstanding in 2020; and 41,930,472 Class A shares and 12,360,729 Class B shares outstanding in 2019	551	465
Additional paid-in capital	437,646	397,267
Treasury stock, at cost: 10,335 Class A shares and 73,437 Class B shares in 2020 and 7,583,674 Class A shares and 7,959,511 Class B shares in 2019	(2,879)	(304,129)
Retained earnings	831,850	1,065,553
Accumulated other comprehensive income	869	337
Total shareholders’ equity	1,268,037	1,159,493
Total liabilities and shareholders’ equity	$2,985,393	$3,407,329

RUSH ENTERPRISES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
New and used commercial vehicle sales	$802,939	$823,632	$2,863,309	$3,757,584
Parts and service	394,654	421,205	1,600,445	1,762,510
Lease and rental	60,239	63,576	236,223	247,549
Finance and insurance	6,889	5,569	21,949	24,443
Other	3,476	3,722	14,014	17,761
Total revenue	1,268,197	1,317,704	4,735,940	5,809,847
Cost of products sold:
New and used commercial vehicle sales	733,262	763,198	2,641,487	3,480,682
Parts and service	249,584	267,184	1,016,574	1,097,337
Lease and rental	49,168	52,884	202,412	206,200
Total cost of products sold	1,032,014	1,083,266	3,860,473	4,784,219
Gross profit	236,183	234,438	875,467	1,025,628
Selling, general and administrative	168,502	180,105	665,258	753,749
Depreciation and amortization	14,187	14,820	57,456	55,372
Gain (loss) on sale of assets	45	(90)	1,852	(102)
Operating income	53,539	39,423	154,605	216,405
Other (expense) income	1,058	(391)	6,132	1,925
Interest expense, net	983	5,687	9,014	28,807
Income before taxes	53,614	33,345	151,723	189,523
Provision for income taxes	12,589	9,591	36,836	47,940
Net income	$41,025	$23,754	$114,887	$141,583

Earnings per common share:
Basic	$0.74	$0.43	$2.09	$2.57
Diluted	$0.72	$0.42	$2.04	$2.51

Weighted average shares outstanding:
Basic	55,260	54,609	54,866	54,988
Diluted	57,180	56,114	56,242	56,356

Dividends declared per common share	$0.18	$0.09	$0.41	$0.33

This press release and the attached financial tables contain certain non-GAAP financial measures as defined under SEC rules, such as Adjusted net income, Adjusted total debt, Adjusted net (cash) debt, EBITDA, Adjusted EBITDA, Free cash flow, Adjusted free cash flow and Adjusted invested capital, which exclude certain items disclosed in the attached financial tables. The Company provides reconciliations of these measures to the most directly comparable GAAP measures.

Management believes the presentation of these non-GAAP financial measures provides useful information about the results of operations of the Company for the current and past periods. Management believes that investors should have the same information available to them that management uses to assess the Company’s operating performance and capital structure. These non-GAAP financial measures should not be considered in isolation or as a substitute for the most comparable GAAP financial measures. Investors are cautioned that non-GAAP financial measures utilized by the Company may not be comparable to similarly titled non-GAAP financial measures used by other companies.

	Three Months Ended
Vehicle Sales Revenue (in thousands)	December 31, 2020	December 31, 2019
New heavy-duty vehicles	$458,582	$444,497
New medium-duty vehicles (including bus sales revenue)	236,525	279,311
New light-duty vehicles	15,320	18,105
Used vehicles	88,802	76,989
Other vehicles	3,710	4,730

Absorption Ratio	132.9%	116.6%

Absorption Ratio

Management uses several performance metrics to evaluate the performance of its commercial vehicle dealerships and considers Rush Truck Centers’ “absorption ratio” to be of critical importance. Absorption ratio is calculated by dividing the gross profit from the parts, service and collision center departments by the overhead expenses of all of a dealership’s departments, except for the selling expenses of the new and used commercial vehicle departments and carrying costs of new and used commercial vehicle inventory. When 100% absorption is achieved, then gross profit from the sale of a commercial vehicle, after sales commissions and inventory carrying costs, directly impacts operating profit.

Debt Analysis (in thousands)	December 31, 2020	December 31, 2019
Floor plan notes payable	$511,786	$996,336
Current maturities of long-term debt	141,672	189,265
Current maturities of finance lease obligations	26,373	22,892
Long-term debt, net of current maturities	387,982	438,413
Finance lease obligations, net of current maturities	90,740	69,478
Total Debt (GAAP)	1,158,553	1,716,384
Adjustments:
Debt related to lease & rental fleet	(601,272)	(661,191)
Floor plan snotes payable	(511,786)	(996,336)
Adjusted Total Debt (Non-GAAP)	45,495	58,857
Adjustment:
Cash and cash equivalents	(312,048)	(181,620)
Adjusted Net (Cash) Debt (Non-GAAP)	$(266,553)	$(122,763)

Management uses “Adjusted Total Debt” to reflect the Company’s estimated financial obligations less debt related to lease and rental fleet (L&RFD) and floor plan notes payable (FPNP), and “Adjusted Net (Cash) Debt” to present the amount of Adjusted Total Debt net of cash and cash equivalents on the Company’s balance sheet. The FPNP is used to finance the Company’s new and used inventory, with its principal balance changing daily as vehicles are purchased and sold and the sale proceeds are used to repay the notes. Consequently, in managing the business, management views the FPNP as interest bearing accounts payable, representing the cost of acquiring the vehicle that is then repaid when the vehicle is sold, as the Company’s credit agreements require it to repay loans used to purchase vehicles when such vehicles are sold. The Company’s lease & rental fleet are fully financed and are either (i) leased to customers under long-term lease arrangements or (ii), to a lesser extent, dedicated to the Company’s rental business. In both cases, the lease and rental payments received fully cover the capital costs of the lease & rental fleet (i.e., the interest expense on the borrowings used to acquire the vehicles and the depreciation expense associated with the vehicles), plus a profit margin for the Company. The Company believes excluding the FPNP and L&RFD from the Company’s total debt for this purpose provides management with supplemental information regarding the Company’s capital structure and leverage profile and assists investors in performing analysis that is consistent with financial models developed by Company management and research analysts. “Adjusted Total Debt” and “Adjusted Net (Cash) Debt” are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, the Company’s debt obligations, as reported in the Company’s consolidated balance sheet in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

	Twelve Months Ended
EBITDA (in thousands)	December 31, 2020	December 31, 2019
Net Income (GAAP)	$114,887	$141,583
Provision for income taxes	36,836	47,940
Interest expense	9,014	28,807
Depreciation and amortization	57,456	55,372
(Gain) loss on sale of assets	(1,852)	102
EBITDA (Non-GAAP)	216,341	273,804
Adjustment:
Interest expense associated with FPNP	(8,078)	(27,811)
Adjusted EBITDA (Non-GAAP)	$208,263	$245,993

The Company presents EBITDA and Adjusted EBITDA, for the twelve months ended each period presented, as additional information about its operating results. The presentation of Adjusted EBITDA that excludes the addition of interest expense associated with FPNP to EBITDA is consistent with management’s presentation of Adjusted Total Debt, in each case reflecting management’s view of interest expense associated with the FPNP as an operating expense of the Company, and to provide management with supplemental information regarding operating results and to assist investors in performing analysis that is consistent with financial models developed by management and research analyst. “EBITDA” and “Adjusted EBITDA” are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, net income of the Company, as reported in the Company’s consolidated statements of income in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

	Twelve Months Ended
Free Cash Flow (in thousands)	December 31, 2020	December 31, 2019
Net cash provided by operations (GAAP)	$762,982	$421,272
Acquisition of property and equipment	(136,200)	(293,493)
Free cash flow (Non-GAAP)	626,782	127,779
Adjustments:
(Payments) draws on floor plan financing, net	(369,592)	(104)
Proceeds from L&RFD	88,434	210,042
Principal payments on L&RFD	(180,212)	(169,921)
Non-maintenance capital expenditures	13,547	43,123
Adjusted Free Cash Flow (Non-GAAP)	$178,959	$210,919

“Free Cash Flow” and “Adjusted Free Cash Flow” are key financial measures of the Company’s ability to generate cash from operating its business. Free Cash Flow is calculated by subtracting the acquisition of property and equipment included in the Cash flows from investing activities from Net cash provided by (used in) operating activities. For purposes of deriving Adjusted Free Cash Flow from the Company’s operating cash flow, Company management makes the following adjustments: (i) adds back draws (or subtracts payments) on the floor plan financing that are included in Cash flows from financing activities as their purpose is to finance the vehicle inventory that is included in Cash flows from operating activities; (ii) adds back proceeds from notes payable related specifically to the financing of the lease and rental fleet that are reflected in Cash flows from financing activities; (iii) subtracts draws on floor plan financing, net and proceeds from L&RFD related to business acquisition assets that are included in Cash flows from investing activities; (iv) subtracts principal payments on notes payable related specifically to the financing of the lease and rental fleet that are included in Cash flows from financing activities; and (v) adds back non-maintenance capital expenditures that are for growth and expansion (i.e. building of new dealership facilities) that are not considered necessary to maintain the current level of cash generated by the business. “Free Cash Flow” and “Adjusted Free Cash Flow” are both presented so that investors have the same financial data that management uses in evaluating the Company’s cash flows from operating activities. “Free Cash Flow” and “Adjusted Free Cash Flow” are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, net cash provided by (used in) operations of the Company, as reported in the Company’s consolidated statement of cash flows in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

Invested Capital (in thousands)	December 31, 2020	December 31, 2019
Total Shareholders' equity (GAAP)	$1,268,037	$1,159,493
Adjusted net (cash) debt (Non-GAAP)	(266,553)	(122,763)
Adjusted Invested Capital (Non-GAAP)	$1,001,484	$1,036,730

“Adjusted Invested Capital” is a key financial measure used by the Company to calculate its return on invested capital. For purposes of this analysis, management excludes L&RFD, FPNP, and cash and cash equivalents, for the reasons provided in the debt analysis above and uses Adjusted Net Debt in the calculation. The Company believes this approach provides management a more accurate picture of the Company’s leverage profile and capital structure and assists investors in performing analysis that is consistent with financial models developed by Company management and research analysts. “Adjusted Net (Cash) Debt” and “Adjusted Invested Capital” are both non-GAAP financial measures. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.